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                  GENWORTH LIFE INSURANCE COMPANY OF NEW YORK
                      OPTIONAL DEATH PROCEEDS ENDORSEMENT
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This endorsement is effective on the Contract Date. It amends the Death
Provisions section by deleting the Amount Payable When Death Occurs Before Annuity Commencement Date provision and adding the following:

Amount Payable When Death Occurs Before Annuity Commencement Date

Amount Payable upon the Death of an Owner or Joint Owner Who Is Not Also an
Annuitant: The amount payable is the Contract Value on the first Valuation Day that we have received Proof of Death.

Death Benefit provisions upon the Death of an Annuitant or Joint Annuitant: The amount payable (the "Death Benefit") is the greater of (a) and (b), where:

     (a) is Purchase Payments adjusted as stated below for any withdrawals and premium tax; and

     (b) is the Contract Value on the first Valuation Day that we have received Proof of Death.

Withdrawals reduce the Death Benefit proportionally by the same percentage that the withdrawal, including any surrender charges and premium taxes, reduces the Contract Value.

For Genworth Life Insurance Company of New York,

                                                  /s/ David J. Sloane
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                                                  [David J. Sloane]
                                                  President

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